Exhibit 99.1

FOR IMMEDIATE RELEASE-
March 19, 2009

COMPANY CONTACT:
     Kendra Berger
     Chief Financial Officer
     NTN Buzztime, Inc.
     (760) 438-7400

CCG CONTACT:
     Sean Collins
     Senior Partner
     CCG Investor Relations
     (310) 477-9800, ext. 202

NTN Buzztime, Inc. Announces Fourth-Quarter
and Full-Year 2008 Results

CARLSBAD, Calif., March 19/PRNewswire-FirstCall/ — NTN Buzztime, Inc. (NYSE Alternext US: NTN) today announced results for the fourth quarter and 2008 fiscal year ended December 31, 2008.

“In a very busy fourth quarter, NTN Buzztime has begun laying the groundwork to return to profitability in 2009 and to become more of an integrated media company that attracts growing audiences to the iTV Buzztime Network. It is very exciting to have been chosen the Company’s CEO to help lead this transformation,” commented NTN Buzztime Board member and CEO Terry Bateman.  “With our sales showing considerable resilience in the face of once-in-a-generation economic uncertainties, we have cut our net loss by more than half, improved our gross margins and made fundamental improvements to our cost structure that should reduce our selling, general and administrative expenses by $5 million in 2009. These changes were essential and will give the company the runway to fully develop the integrated media business that we envision, which will include a heavy focus on developing our ad program and the development of our online and mobile channels for launch in the second half of 2009.”

Mr. Bateman continued, “We have also restructured our Board of Directors and made significant enhancements to our management team.  New-media executive and investor Jeff Berg is bringing timely and focused expertise to his responsibilities as Chairman.  Mary Beth Lewis, with her CFO and growth company experience, and Kenneth Keymer, with his impressive chain-restaurant management credentials, further enhance the strategic depth that the Board provides to management.  On the management side, Michael Arzt, our new Executive Vice President of Marketing, and Jeffrey Lewis, our new Executive Vice President of Advertising Sales, both have the solid backgrounds, expertise and commitment necessary to contribute to making Buzztime a powerful out-of-home advertising network.”

Results for the Fourth Quarter Ended December 31, 2008
Revenues decreased by $1.2 million or 15% to $6.5 million for the fourth quarter of 2008, compared to revenues of $7.7 million for the fourth quarter of 2007.  The Company’s site count was 3,746 as of the end of 2008, consistent with the site count as of September 30, 2008.  Loss from continuing operations for the fourth quarter of 2008 was $690,000, a reduction of approximately $844,000 or 55% from the loss from continuing operations of $1.5 million recorded for the fourth quarter of 2007.

Gross margin as a percentage of revenue improved to 75% for the fourth quarter of 2008 compared to approximately 70% for the fourth quarter of 2007.

Quarterly selling, general and administrative expenses decreased by $1.3 million or 19% year over year to approximately $5.4 million for the fourth quarter of 2008 from $6.7 million for the fourth quarter of 2007.

For the quarter ended December 31, 2008 and 2007, results from continuing operations reflected solely the results from the Entertainment division, following the discontinuation of the Hospitality division.

Results for the Fiscal Year Ended December 31, 2008
Revenues decreased by $3.0 million or approximately 10% to $27.5 million for the fiscal year ended December 31, 2008 from $30.5 million in fiscal 2007. Year-over-year reductions in subscribing site counts and corresponding revenue were impacted by the Company’s Q3 2008 discontinuation of U.K. operations (37 sites) and the bankruptcy of former national account Bennigan’s (34 sites).  The site count declined from 3,877 at December 31, 2007 to 3,746 at December 31, 2008, for a reduction of 60 sites in addition to the site reductions noted related to the discontinuation of U.K. operations and the Bennigan’s bankruptcy.  The Company’s loss from continuing operations for the 2008 fiscal year totaled $6.1 million, compared to a loss from continuing operations of $4.3 million in 2007.

Gross margin as a percentage of revenue improved to 72% in fiscal 2008 compared to 70% in 2007.

Fiscal-year selling, general and administrative expenses increased by $1.4 million, or 6%, to $25.3 million in the 2008 fiscal year from $23.9 million in 2007.  This increase is primarily related to increased personnel related costs, including  $956,000 in increased severance payments; increased consulting costs of $857,000; software disposal costs, which increased by $360,000 due to impairments on certain projects that were deemed to no longer fit with the Company’s current strategy; a $198,000 increase in legal fees related to corporate governance matters and an ongoing trademark infringement case; increased bad debt expense of $201,000 related to customer cancellations and bankruptcies; a $202,000 increase in recruiting expenses; and an increase of $304,000 in office lease expenses.  These increases were offset by decreases in marketing expenses amounting to $851,000; decreased commission expenses of $339,000; a decrease in tax expense of $270,000; and salary reductions of $120,000 resulting from force reductions and the closing of the Company’s U.K. office.

The Company’s Entertainment division incurred $478,000 of restructuring costs during fiscal 2007, related to the restructuring of the Canadian operations, completed in January 2007, compared to none in 2008.

For fiscal year ended December 31, 2008 and 2007, results from continuing operations reflected solely the results from the Entertainment division, following the discontinuation of the Hospitality division.

Discontinued Operations
Discontinued operations of the Company's Hospitality division consisted of two segments, Wireless and Software Solutions. On March 30, 2007, the Company reported the sale of substantially all assets of the NTN Wireless segment for $2.4 million, which resulted in a gain of approximately $396,000 in the first quarter of 2007. On October 31, 2007, the Company announced that it had completed the sale and transfer of Software Solutions’ intellectual property assets and began winding down the operation.  This process was completed in the third quarter of 2008.

Discontinued operations generated no net income in the fourth quarter of 2008 compared to a loss of $386,000, net of tax, in the 2007 fourth quarter.  Discontinued operations generated a loss of $332,000, net of tax, for the fiscal year ended December 31, 2008, compared to a loss of $735,000, net of tax, for fiscal 2007.

Conference Call

Management will review these results in a conference call today, March 19, 2009, at 4:30 p.m. Eastern Time.

To access the conference call, please dial 1-866-360-7027 if calling from the United States or Canada, or 1-706-643-3291 if calling internationally.

A replay will be available until March 26, 2009, which can be accessed by dialing 1-800-642-1687 if calling from the United States or Canada or 1-706-645-9291 if calling internationally. Please use passcode 87984288 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at the Company's web site at http://www.buzztime.com.

About NTN Buzztime, Inc.

NTN Buzztime, Inc., a leader in interactive entertainment for 25 years, is based in Carlsbad, CA. Buzztime is distributed in-home and out-of-home across broadband platforms including online, cable TV, satellite TV and in approximately 3,746 restaurants, sports bars and pubs throughout North America. Buzztime entertainment is also available on electronic games and in books. For more information, please visit http://www.buzztime.com.

Buzztime is a proud member of the OVAB |Out-of-home Video Advertising Bureau.

Buzztime is a registered trademark of Buzztime Entertainment, Inc. and Playmaker is a registered trademark of NTN Buzztime, Inc.

Forward-looking Statements
This release contains forward-looking statements which reflect management's current views of future events and operations including but not limited to estimates of financial performance and cash flows, trends in subscriber preference and engagement and results of marketing strategies. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include risks associated with our recent management transition, our significant losses, our ability to grow our out-of-home Buzztime iTV network and implement our other business strategies, the risk of changing economic conditions, failure of product demand or market acceptance of both existing and new products and services and the impact of competitive products and pricing. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

(financial tables follow)

NTN BUZZTIME, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

As of December 31, 2008 and 2007
(In thousands, except share data)

	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$3,362	$10,273
Restricted cash	-	55
Accounts receivable, net of allowances of $298 and $396, respectively	636	1,354
Investment available-for-sale	58	264
Prepaid expenses and other current assets	611	745
Assets held for sale	-	212
Total current assets	4,667	12,903
Broadcast equipment and fixed assets, net	3,428	4,101
Software development costs, net of accumulated amortization of $1,002 and $1,071, respectively	860	895
Deferred costs	1,383	1,204
Goodwill	1,032	1,285
Intangible assets, net	185	318
Other assets	107	154
Total assets	$11,662	$20,860

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$219	$831
Accrued expenses	1,169	901
Sales tax payable	958	982
Accrued salaries	383	357
Accrued vacation	381	447
Income taxes payable	18	36
Obligations under capital leases—current portion	8	7
Deferred revenue	657	972
Liabilities of discontinued operations	-	672
Total current liabilities	3,793	5,205
Obligations under capital leases, excluding current portion	32	-
Deferred revenue, excluding current portion	91	87
Total liabilities	3,916	5,292
Commitments and contingencies

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $161 liquidation preference, 5,000,000 shares authorized; 161,000 shares issued and outstanding	1	1
Common stock, $.005 par value, 84,000,000 shares authorized; 55,727,000 and 55,640,000 shares issued and outstanding at December 31, 2008 an 2007, respectively	277	277
Treasury stock, at cost, 503,000 and 454,000 shares at December 31, 2008 and 2007, respectively	(456)	(444)
Additional paid-in capital	113,267	112,942
Accumulated deficit	(105,351)	(98,870)
Accumulated other comprehensive income	8	1,662
Total shareholders’ equity	7,746	15,568
Total liabilities and shareholders’ equity	$11,662	$20,860

   (more)

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008 (unaudited)	2007 (unaudited)	2008	2007
Revenues	$6,525	$7,693	$27,496	$30,542
Operating expenses:
Direct operating costs (includes depreciation)	1,661	2,342	7,756	9,017
Impairment of intangible asset	—	—	—	968
Selling, general and administrative	5,373	6,686	25,314	23,872
Depreciation and amortization (excluding depreciation and amortization included in direct costs)	132	145	532	566
Restructuring costs	—	—	—	478
Total operating expenses	7,166	9,173	33,602	34,901
Operating loss	(641)	(1,480)	(6,106)	(4,359)
Other income (expense):
Interest income	9	94	138	347
Interest expense	—	(4)	(5)	(30)
Other income	4	—	73	83
Total other income (expense)	13	90	206	400
Loss from continuing operations before income taxes	(628)	(1,390)	(5,900)	(3,959)
Provision for income taxes	(62)	(144)	(234)	(332)
Loss from continuing operations	(690)	(1,534)	(6,134)	(4,291)
Loss from discontinued operations, net of tax (including gain on sale of NTN Wireless of $396 in 2007)	—	(386)	(332)	(735)
Net loss	$(690)	$(1,920)	$(6,466)	$(5,026)
Net loss per common share – basic and diluted:
Loss from continuing operations	$(0.01)	$(0.03)	$(0.11)	$(0.08)
Loss from discontinued operations	(0.00)	(0.01)	(0.01)	(0.01)
Net loss	$(0.01)	$(0.04)	$(0.12)	$(0.09)
Weighted average shares outstanding
Basic and diluted	55,170	55,171	55,189	55,154

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NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2008 and 2007
(In thousands)

	2008	2007
Cash flows (used in) provided by operating activities:
Net loss	$(6,466)	$(5,026)
Loss from discontinued operations, net of tax	(332)	(735)
Loss from continuing operations	$(6,134)	$(4,291)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	3,101	3,932
Provision for doubtful accounts	557	356
Stock-based compensation	312	439
Impairment of intangible asset	—	968
Loss (gain) from disposition of equipment and capitalized software	618	(269)
Changes in assets and liabilities:
Accounts receivable	142	199
Prepaid expenses and other assets	129	337
Accounts payable and accrued expenses	(367)	(624)
Income taxes payable	(19)	(42)
Deferred costs	(199)	883
Deferred revenue	(296)	(1,054)
Net cash (used in) provided by continuing operations	(2,156)	834
Discontinued operations	(807)	(1,616)
Net cash used in operating activities	(2,963)	(782)
Cash flows (used in) provided by investing activities:
Capital expenditures	(2,160)	(592)
Software development expenditures	(835)	(588)
Deposits on broadcast equipment	—	(161)
Proceeds from sale of equipment and other assets	12	478
Restricted cash	51	13
Net cash used in investing activities by continuing operations	(2,932)	(850)
Discontinued operations	7	2,613
Net cash (used in) provided by investing activities	(2,925)	1,763
Cash flows (used in) provided by financing activities:
Principal payments on capital leases	(12)	(363)
Settlement of stock options	—	(94)
Purchase of treasury stock	(12)	(444)
Proceeds from exercise of warrants and options	—	694
Net cash used in financing activities by continuing operations	(24)	(207)
Net (decrease) increase in cash and cash equivalents	(5,912)	774
Effect of exchange rate on cash	(999)	725
Cash and cash equivalents at beginning of year	10,273	8,774
Cash and cash equivalents at end of year	$3,362	$10,273

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